Filed pursuant to Rule 433

Registration Statement No. 333-185124

January 17, 2013

Northern Tier Energy LP

The following information supplements the Preliminary Prospectus dated January 16,

2013, and is filed pursuant to Rule 433, under Registration No. 333-185124

Issuer:	Northern Tier Energy LP

Units offered:	10,700,000 common units representing limited partner interests (plus a 30-day option to purchase up to 1,605,000 common units)

Offering price:	$24.46 per unit

Gross Proceeds:	$261,722,000

We have been advised by the underwriters that, prior to purchasing the units being offered pursuant to the prospectus, on January 17, 2013, one of the underwriters purchased on behalf of the syndicate, 15,378 units at an average price of $24.34999 per unit in stabilizing transactions.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847.